Exhibit 99.2

CORPORATE PARTICIPANTS

Robert Gargus

Applied Micro Circuits Corporation - SVP, CFO

Paramesh Gopi

Applied Micro Circuits Corporation - President, CEO

CONFERENCE CALL PARTICIPANTS

Dan Morris

Oppenheimer & Co. - Analyst

Sandy Harrison

Signal Hill Group LLC - Analyst

Allan Mishan

Brigantine Advisors - Analyst

Christian Schwab

Craig-Hallum Capital Group - Analyst

Chris Zepf

Kingdom Ridge Capital - Analyst

Sanjay Devgan

Morgan Stanley - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Q4 2010 Applied Micro Circuits Corporation earnings conference call. My name is Keith and I’ll be your operator for today. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Robert Gargus, Senior Vice President and Chief Financial Officer. Please proceed, sir.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Good afternoon, everyone and thank you for joining today’s conference call. On the call with me today is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I want to remind you that the forward-looking statements discussed on this call, including guidance we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets, are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements, including product demand and mix, product development and introductions, design wins, manufacturing and supply availability, the impact of workforce reductions and the integration of new or moved operations, risks resulting from macroeconomic conditions and markets, and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31, 2009. Our actual results may differ materially from these forward-looking statements. AppliedMicro assumes no obligation to update forward-looking statements made on this call. We also expect to file our Form 10-K for the year ended March 31, 2010, around May 11, 2010.

During the first quarter of fiscal year 2010, we completed the sale of our 3ware storage adapter business and for GAAP purposes we have disclosed the results of this business as discontinued operations. For the purposes of this call, we will talk to the results of our continuing operations, excluding storage unless otherwise mentioned. The net results for storage are disclosed as a single line for discontinued operations.

I want to point out that Applied Micro has several analysts that cover the stock and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the Company.

With that, I’m going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

Thanks, Bob and good afternoon, everyone.

During the March quarter, we saw our total revenues increase sequentially by approximately 7% and product revenues, excluding our licensing revenues, increase sequentially by a little over 6%. Our opening backlog for the June quarter, meaning orders for delivery in the June quarter, increased sequentially by approximately 17%. We are entering the June quarter with approximately 98% of our revenue guidance already in backlog at the start of the quarter. Total book-to-bill was approximately 1.3x and reflects robust bookings for both the June and September quarters. In fact, we have over 40% of the September quarter visible already.

I am extremely pleased to know that we have surpassed our guidance and have executed phenomenally on all parts of our business:

•	Growth and profitability

•	OpEx control

•	Asset management, and

•	Pioneering new technology for the building of breakthrough products.

Let me now turn to some of the details of the business, starting with transport.

I would like to do something slightly different here this time. I want to review our business as a context of changes in the end market factors during the past 12 months and then relate this to our performance in terms of customer platforms and products.

End market factors:

Torrid bandwidth growth worldwide, fueled by mobile data access and video, has resulted in the beginning of an upgrade cycle for wireline equipment and carrier points of presence, central offices and the core. Smartphone growth and penetration continues unabated, growing approximately 30% last year and in turn creating an upsurge in subscription to data plans for carriers. Over 65% of the world’s top mobile carriers have acknowledged that data traffic has surpassed voice traffic on their networks by factors in excess of 50%. In addition, triple-play carriers have generated significant revenues from video traffic that is service-level agreement based. This revenue has quadrupled in the past 18 months worldwide due to the increase in the number of video on-demand services and IPTV-based networks. As a result, the triple-play carriers have been forced to start upgrading their equipment at points of presence, metro edge and the core. While CapEx spending on new equipment has been basically flat, the carriers have consistently focused on upgrading their existing TDM infrastructure to ensure that they can continue to grow their subscriber base and consequently grow their top line in a profitable fashion. The net result of this causal change is that the world’s top 10 service providers have started the move to OTN-based core and metro networks. Verizon, Comcast, Cox, Swisscom, Telefonica, Telecom Italia, China Telecom, and NTT are transitioning to these upgraded OTN packet-based optical and wireline networks.

Our customers and our products:

The carrier transition has driven demand in three major equipment segments — core optical switches, core routers and metro edge aggregation routers. Representative equipment types in these categories include CNS core director platform, Huawei’s single metro platform and Cisco’s ASR platform, to name a few. All of these platforms require high-performance backplanes, 10 Gb and 40 Gb per second framer mappers and associated physical layer devices. Our products have been key enablers to almost every OTN platform that has been announced in the past 12 months. Additionally, we are extremely proud to say that our newest transport products, which use breakthrough mobile process technology and design platforms to achieve unprecedented performance energy densities and features, will power at least 70% of all new carrier OTN products. That will be production released this coming fiscal year in all of the aforementioned categories.

Now, onto our new breakthrough OTN ethernet technology:

19 months ago, we made a decision to build a new class of optical networking products. Our goals were to quadruple WAN ethernet port densities, while cutting the power and energy profile by a factor of two. The combination of this effort has resulted in a revolutionary telco chip platform that will be adopted by over 65% of the world’s telco equipment OEMs. The recently announced PQX platform enables metro and edge routing and switching platforms to offer 24 OTN ethernet ports in a single blade with minimal airflow and at maximum power efficiencies. Our innovations have enabled OTN WAN ethernet to now approach the densities of LAN switches and we have pioneered a new trend in telco equipment — energy-conscious OTN ethernet. Our newest technology vehicle is already slated to be part of platforms from the likes of Nokia Siemens, Alcatel Lucent and Huawei. Additionally, we continue to garner design wins with our Yahara products at Fujitsu, Alcatel Lucent and Nokia Siemens, all on core optical OTN platforms. To round out our telco infrastructure business, we won key designs for our ultralow power multiport physical layer chips at Huawei and ZTE for backplane and inter-chassis communications.

Turning now to our data center segment:

We saw strong demand for our multiprotocol physical layer devices from three different application segments. First, the converged LAN and standard aftermarket showed robust and predictable growth fueled by the increased use of converged network adapters by Tier 1 blade server vendors, such as HP and IBM. Please note that we have the lowest power, multiprotocol solution for short reach, long reach and backplanes. This puts us in an excellent position to capitalize on data center top of rack switch markets, as well as the blade server and converged network adapter markets. Additionally, we entered into a long-term partnership with a Tier 1 supplier of converged storage and network adapters to design and build energy-optimized physical layer subsystems for their products. This is extremely strategic for us, as it now gives us direct access to a large and emerging market for fiber channel and converged ethernet platforms. We have already received NRE related to this from our partner and will ship our first products by the end of calendar-year 2010. Finally, our Tier 1 partnership with a leading switch vendor has resulted in solid growth this past quarter. Overall, our data center growth exceeded 25% quarter on quarter. All of this translates into growth prospects, and perhaps the best indicator of our continuing success is that our OTN bookings doubled from last quarter.

Now turning to the embedded processor segment:

Processor revenues were flat from Q3 and we have previously stated that processor revenues are comprised of both embedded processors as well as our legacy network processors. The legacy network processor revenue is stable but lumpy and has very varied by as much as $3 million quarter to quarter. I will add that while the processor revenues were basically flat, up 1% to be exact, that processor orders were up 42% sequentially and this bodes extremely well for processor revenues over the next couple of quarters. In addition, this past quarter has been the strongest yet from a design win pipeline and product release perspective. We received our first big design award from a Tier 1 printer and imaging equipment vendor to incorporate our TSMC-based cores into a multifunction image processing SOC. This engagement bears NRE and will lead to the customer’s end product being released around the end of our fiscal year 2011. We have now achieved full market validation of our TSMC-based core methodology from a Tier 1 power architecture system customer and look forward to a series of meaningful engagements in the imaging and enterprise markets that we will share with you this upcoming year. We are also extremely pleased to note that our low-cost, low-power gigahertz cores have officially been designed into a Tier 1 disk drive OEM network-attached storage and direct-attached storage offerings. This represents Applied Micro’s first entry into products in the retail space and is a significant milestone in our consumer and SMB business strategy. We expect to see revenues from these segments begin this fall, followed by increased traction in this segment as we capitalize on our full range of cost-optimized cores and system-on-chip components that can service these higher volume segments. Finally, we also had success in the enterprise market where we won a Tier 1 cost-optimized wireless access point designed for the China and India markets. This was enabled once again by our cost-optimized, customized, power-efficient multicore technology being brought to a new cost point. Overall, I’m extremely pleased with our penetration into our target segment and our overall design execution.

The past year has been pivotal in that we have achieved three major milestones:

•	Number one, successfully migrated our new embedded core designs TSMC and one other third-party fab.

•	Number two, gained significant traction in the enterprise space with our new cores, which has resulted in NRE-bearing engagements from Tier 1 customers.

•	Number three, brought server-class processor technology to cost and power points that enabled us to secure several Tier 1 retail product design wins.

In summary, we have set the stage for achieving the 20% topline growth we projected for this coming fiscal year, while laying a solid path to improved profitability.

Now let me turn the call over to Bob. Bob?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Thanks, Paramesh. Before I get into the revenues, let me comment on the exceptionally strong bookings quarter that we had for March. It was our highest bookings level since the first quarter of fiscal year 2007 and increased 42% sequentially from Q3 as overall demand levels are stronger and ramping faster than we anticipated. As we mentioned in our last call, the supply-chain lead times have lengthened and we are now faced with some backlogs that we will not be able to ship in the customers’ requested timeframe. We continue to do everything we can to support our customers and the impact of these supply constraints has been built into our guidance. I will also remind you that we have met or exceeded our guidance for four straight quarters and in the last quarter — four quarters we have increased the following quarter’s guidance.

Fourth-quarter revenues were $57.6 million, up $3.9 million, or 7.3%, compared to the prior quarter and up $16.6 million, or 40.5%, from the same quarter a year ago. While the $57.6 million of revenue — or within the $57.6 million of revenues, we saw IP revenues increase from $3 million to $3.8 million as we received a partial payment on the sale of our 3ware patents. We expect this revenue segment to come down to $3.2 million per quarter for the remainder of fiscal year 11. We continue to work on opportunities to grow this segment. The product only revenues were $53.9 million and were up 6.3% sequentially from last quarter.

The breakdown of our revenues by product family for the fourth quarter was: processor revenues were $28.2 million, sequentially flat; transport revenues were $25.6 million, a sequential increase of 13%; and licensing revenues were $3.8 million.

Sales to North America accounted for approximately 36% of total revenues, sales to Europe contributed 17% and sales to Asia contributed 46%. There was one subcontractor that represented 10% or more of the March quarter revenues, Hon Hai at 11%. In the December quarter, they were 13%. Additionally, there was one disti that was more than 10%. That’s Worldwide Avnet, which accounted for 32% of revenues; in the December quarter, they were 33%.

Distributor revenues for the last quarter were approximately $27 million, compared to $25 million for the prior quarter. Distributor inventory based on backward-looking sell through is at 39 days and is still well below levels of just a year ago. With lead times lengthening and shortages occurring, we are actively encouraging distributors to increase their inventory levels and would like over time, to see the distributor inventories at the 45-day to 50-day level. We believe it is prudent for the channel to hold more inventory when demand levels are increasing and lead times are extending. So far, distributors have been increasing inventories for the last two quarters, but at about half the dollar value of the sell through dollars.

Turning to the P&L, our fourth-quarter non-GAAP net income from continuing operations was $6.1 million, or $0.09 per share, compared to the non-GAAP net income from continuing operations of $2.6 million, or $0.04 per share, for the prior quarter. The leverage factor for the quarter was approximately 88%, meaning that we put approximately 88% of the topline increase to the pretax profit line. Our non-GAAP operating margin was 8.4% of revenue and improved significantly, approximately 6.8 points, from the 1.6 points from last — we had last quarter. We expect operating margins as a percent of revenue to be roughly flat in the June quarter before starting back up in the September quarter. I will remind everyone that we have stated that when quarterly revenues approach $65 million that the operating margin should be in the 10% to 12% of revenue range. We believe we are still tracking to this metric.

Our non-GAAP EBITDA for the quarter from continuing operations was $7.1 million, almost 12% of revenues, compared to $3.0 million for the prior quarter. The fourth quarter non-GAAP gross margin, including licensing, was 65.3%, compared to 60.2% for the December quarter. This exceeded our guidance of 22.5%.

The 2.8 points better than guidance can be explained by:

a)	0.5 point from the increased licensing revenues that are 100% gross margin;

b)	favorable product mix, i.e., higher transport revenues contributing about 1 point; and,

c)	1.3 points of improved manufacturing variances and, in this case, an abnormally low level of E&O charges that we do not anticipate will be repeated going forward.

Looking forward to the June quarter, we are expecting overall gross margins to be approximately 62.5%, plus or minus 0.5 point. For those building FY11 models, we would guesstimate that gross margins would be in this same 62.5%, plus or minus 0.5 point, for the full year. The drop from the March quarter’s 65.3% is due to product and customer mix, lower IP revenues, and the non-repeating abnormally low E&O reserve levels recorded in the fourth quarter. The 62.5% is approximately 2 points better than the previous guidance for FY11.

Non-GAAP operating expenses from continuing operations were $32.8 million, compared to our guidance of approximately $33 million. Looking into FY11, we are now estimating OpEx to be around $32.5 to $33.0 million per quarter. This increase is from our prior guidance as we finalized and fine tuned our internal forecast for the next 12 months, but the increase is more than offset by the increase in our forecasted gross margins, so the top and bottom lines basically remain unchanged.

Our interest income was $1.5 million and excludes the impact of a $0.6 million benefit, net, relating to realized gains from securities that were previously other-than-temporarily impaired within our investment portfolio. The diluted share count for EPS purposes were 67.6 million shares. We repurchased approximately 1.8 million shares, or approximately 2.5% of outstanding shares in the open market during the November through January timeframe. Basically, the full impact of these shares is now reflected in the lower share count. We would expect the share count for the June quarter to be approximately 68 million. But obviously, some of this is a function of the stock price and is therefore impossible to predict.

Following the end of the quarter, a company where we had an equity investment was acquired by Apple. As a result of this transaction, we realized the full value of our investment, which was approximately $5.4 million. We received this cash earlier in the month. At the quarter end, we also had two share repurchase contracts of approximately $5 million each outstanding. One of these contracts settled for cash in April and the other contract will be settled in May.

Interest income is expected to be approximately $1.4 million. Our tax rate continues to be projected at 3% for the next several quarters. The guidance numbers we have provided here along with the revenue guidance pro forma that Paramesh will provide shortly, should result in non-GAAP Street model to generate approximately $0.09 in EPS for the June quarter, compared to the current Street consensus of $0.08.

Turning to the balance sheet, our cash and investments totaled $206.6 million, or $3.06 per share at the end of the fourth quarter, an increase of $4.6 million from the December quarter. The increase is largely due to higher cash generated from operations. The $206.6 million cash balance excludes the $10 million that relates to the two unsettled share repurchase contracts outstanding as of March 31 and the $5 million received in the first week of April upon the sale of our equity investment to Apple. Combining the proceeds with these contracts with the proceeds from the investment sale would put cash at about $221.6 million, or $3.28 per share.

Capital expenditures for the quarter were approximately $2.6 million. You can refer to our cash flow statements in the earnings release for more information.

Our working capital was approximately $228 million, an increase of $15 million, and we have no long-term debt. Our DSO is at 36 days and we expect it to range from 30 days to 42 days going forward. Capital depreciation for the quarter was $1.9 million.

We also delivered on our promise to improve inventory. Our net inventories were $15.4 million, down approximately $1.8 million from the prior quarter and inventory turns were 5.2, compared to 5 last quarter. In the last four quarters, we have reduced our inventory levels from $26.6 million to approximately $15.4 million, a 42% reduction. Correspondingly, the inventory turns have gone from 2.7 to 5.2. We are very proud of the progress we have made in this area. Because of the industry wide lengthening of lead times and various part shortages, we will plan for our inventories to increase and for inventory turns to drop down to around 4 to 4.5 for the next quarter or two as we work hard to give our customers the support they are requesting.

Turning to GAAP.

As you know, our non-GAAP financials exclude certain items required by GAAP, such as amortization or impairment of purchased intangibles and goodwill, items relating to other-than-temporary impairment charges in our investment portfolio, impairment of strategic investments, stock-based compensation expense, restructuring charges and non-cash tax adjustments. The timing, occurrence and magnitude of such items can be difficult or impossible to estimate for future periods. Our net loss on a GAAP basis was $0.1 million versus a net loss of $3.6 million for the prior quarter. The difference in our fourth-quarter GAAP net loss of $0.1 million and our fourth-quarter non-GAAP net income from continuing operations of $6.1 million is a delta of $6.2 million.

The $6.2 million is primarily comprised of four items:

1.	$3.6 million each of stock-based compensation and amortization of purchased intangibles, respectively, for a total of $7.2 million.

2.	A $1 million charge related to restructuring,

3.	$0.6 million benefit for an adjustment relating to other-than-temporary impairment investment, and

4.	A $1.4 million benefit relating to taxes—this relates principally to the tax benefit from unrealized gains in our investment portfolio and the tax effect of gains from the sale of our discontinued operations.

Looking forward to the June quarter, we can expect certain known GAAP charges, such as the amortization of purchased intangibles and the stock-based compensation to continue at approximately the same levels recorded for the March quarter. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release, which can be found in the investor relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.

That concludes my remarks. Now let me turn the call back over to Paramesh.

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

Because many of our sockets are sole sourced and a good portion of our growth is related to the technology adoption, we feel we are less susceptible to double bookings. Nonetheless, we have instituted additional checks with customers, contract manufacturers and end deployment targets in an attempt to better ensure that double booking is not occurring. So far, we see no evidence that the demand levels are not real.

Bob has already provided you with first-quarter guidance for the OpEx and gross margins. Our revenue guidance for the June quarter is to sequentially increase product revenues by 4% to 7%. The midpoint of this is a 5.5% sequential increase combined with $0.5 million decline in IP revenues. This will generate sequential growth of 4% to 4.5% and should result in our revenues breaking back into the $60 million per quarter level. In essence, this shifts the current Street models forward a full quarter, such that the Street consensus revenue and EPS numbers scheduled for the September quarter are now basically our guidance for the June quarter.

We continue to see customers planning very tight inventory levels and continue to have concerns on supply availability. I want to stress that we are executing to our plan and I continue to be extremely excited about our growth opportunity. We do recognize that we have a ways to go to get to our profitability goals.

With that, let me turn the call over to Bob for the Q&A session. Bob?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Thank you, Paramesh.

That concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(Operator Instructions). Dan Morris, Oppenheimer & Co.

Dan Morris - Oppenheimer & Co. - Analyst

Hi Guys. Nice job on the quarter. Let’s just start with your guidance. I think you said that you have 98% backlog entering this quarter and it seems like it’s a little bit more conservative than it’s been in prior quarters. Is that primarily due to the capacity constraints, or maybe just a little bit more color on your thinking there?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Yes, that’s relates more to the supply constraints that are going on right now.

Dan Morris - Oppenheimer & Co. - Analyst

Okay. And how much of your orders do you think are constrained at this point? And when will those constraints ease?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

So, we’re working those. We’re working them very aggressively with almost all of our vendors. It ranges from IBM, TSMC, SPIL, ASE. I’d say that we have issues where we are trying to accelerate things for all of them in various forms.

I don’t think that it will ease up until the September timeframe, if then, and it depends a little bit on what else was going on inside the industry. We have placed, as I mentioned in the call, additional wafer starts and everything, so that we do plan on increasing our inventory levels in the June quarter. We weren’t able to start that process so that we’d have any impact in the March quarter.

Part of our strong book-to-bill, too, is because of the lengthening lead times. We’ve stressed this to our customers, and so our customers have placed more orders for the September quarter than they had previously. So, a little bit of that book-to-bill is also the fact that we have more visibility now in the second quarter out, so to speak.

So, besides getting our customers to work with us, putting pressure on our vendors or suppliers to provide the product for us and then trying to beef up the inventory, I’m not sure what else we can do. But, again, we are spending a lot of time within the Company trying to expedite and accelerate things to support the current demand that we have out.

Dan Morris - Oppenheimer & Co. - Analyst

Okay, great. And then, you had mentioned that your efforts to try and get your distributors — distributor partners to also beef up inventory there. How receptive have they been to that and do you think that you’ll be able to get more shipments into distribution than they might be able to sell out?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

They’ve been slowly increasing that. As I mentioned, they’ve been increasing it at about half the rate that their sell through has been increasing, meaning that if they had $4 of sell through increase in a quarter, they increased their inventory by $2. So, if you want, they’re putting or increasing the inventory at about a 45-days kind of clip and they started at about 32 days, so they’re slightly putting more inventory in than where they were.

But I think they are also realizing the shortages, so they are responding, but the distis have always been pretty tight about their inventory levels. So, we’ll try to put some pressure on them as best we can. I expect that our customers that buy from them will also continue to do that. But I suspect that it will still be a challenge to get it up to the 45-day or 50-day level.

Dan Morris - Oppenheimer & Co. - Analyst

Great. And then, you had quite a few comments on the OTN market there, Paramesh. I think that some excitement is certainly building there. Could you just talk about your expectations for OTN, maybe as a market as a whole this year? How much could it grow and have we hit that inflection point, do you think, in the transition from SONET yet?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

So I think it is very clear that based on all the announcements that we’ve seen at places like OFC that what equipment vendors would call their God boxes, meaning their big metro boxes for anti-aggregation, are in a fairly transitionary period over the next year to two years.

And primarily that comes from two major — from two big drivers. One is the TV driver, IPTV and broadband VOD driver and the other is obviously the base station and the backhaul associated with gig E coming out of new 2.5G and 3G base stations. So, it is clear that from an oversubscription point of view, these boxes were built to probably handle like a 4S to 1 or a 6S to 1 kind of aggregation oversubscription ratio.

From what we can tell talking to our customers and their customers, they’re running at probably 3 to 4x that. So I think I would be cautious in telling you that we are in some type of major inflection point, but I would be extremely confident in telling you that the transition has started and there is no more turning back. So, it is now fate accompli relative to the transition occurring.

The question is the acceleration of this transition and where it’s going to kind of start to build. My opinion, again it’s a personal opinion just based on feedback and conversations with customers, is that this is probably going to take the next 16 to 18 months to reach a — I will call it a fever pitch in terms of real big replacements being made.

But I can tell you this, people are already planning now and we are — it’s clear that all the investments that we’ve made in 40 nm and future deep sub micron are going to be critical to enable these platforms because they will not change their power profile based on what they have now. And they need to at least quadruple their densities. So it’s very critical and I think we’re very pleased with the investments and kind of where they are landing.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

So, Dan, I think what we’d also tell you is that last year and the year or so before that, we saw those data centers as a core starting to be built out.

I think if we looked at those today, they probably have reached about the 30% or 40% built out kind of level. The new news that’s happening right now is the metro and the enterprise layers, as evidenced by the amount of OTN-related equipment that’s being released or announced, is now starting to build out and as we’ve talked about, as you go out each of these rings, the size of the volume is somewhat factorial. So, you’re going to start to see, we think, some pretty good growth, but as Paramesh mentioned, I think we could still be 12 months away from the almost vertical kind of inflection point that we’ve talked about in the past. But right now, we’re still seeing very, very good growth.

Dan Morris - Oppenheimer & Co. - Analyst

Great, that’s very helpful. And then, last one from me, just — it was nice to see some of the IP licensing revenue coming in from that 3ware. But could you just also give us an update on the Verizon royalty payment? Is that still coming to an end next March?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

So that’s actually QUALCOMM.

Dan Morris - Oppenheimer & Co. - Analyst

I’m sorry, QUALCOMM.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

And QUALCOMM, that does end in the March quarter of next year. This revenue will be building — as we mentioned, we also expect as the year progresses to see some royalty streams on a couple of other things. We also remind people that we have a license to the strong FEC and a lot of products that are going to be released will be carrying the FEC. They will carry royalties associated with it.

We’ve signed some contracts with several players for them to pay us royalty payments on those. And we have some discussions going on with a few others.

I do think that realistically next year, the royalty — or, excuse me, the IP revenue will drop. I think to get back to the 3 million will take a couple of years or more to get to that kind of level again. But I don’t think it’s going to drop to zero and I think it will be much higher than the couple hundred thousand that it would be if you backed out the QUALCOMM revenue right now.

Dan Morris - Oppenheimer & Co. - Analyst

Great, thanks guys.

Operator

Sandy Harrison, Signal Hill Group LLC.

Sandy Harrison - Signal Hill Group LLC - Analyst

Just to kind of dig in a little bit to some of the markets that you didn’t really go through as much but you had a recent press release, like the storage systems market that you just introduced a product for. When do you expect to start to see those? They don’t have the long lead times associated with a lot of the networking markets. And what are your early — or where do you see early wins potentially in there and then how do you see that evolving a little bit more over time?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

As I said earlier in my comments, I think we’re about six to eight months away in terms of seeing the real revenue. I will tell you that we are doing starts now for wafers, given kind of where we are. Or what we call back to school and for Christmas for the retail products that we’re in with this Tier 1 drive manufacturer. So, we are planning now for the fall and that is a significant change in the way we run our business over the last 1.5 years. So that’s kind of some color on that piece of it. So, you should start to see stuff this fall.

Sandy Harrison - Signal Hill Group LLC - Analyst

Got’cha. And then, as — if I look back on prior conference calls, you were talking about some of the opportunities you had in the microprocessor space, and then during this call, I sense a little bit more enthusiasm and in fact, it sounds like you’re starting to get some data back from the products. What are some of the other opportunities that you think that you guys will be able to participate, now that you’re getting a better feel for what you can do with TSMC and what the performance of your products are?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

I think when we started this — when we started down this path of moving to TSMC wafers, there was basically three core markets, right? One was the consumer and SMB market, which as I — I shed some color on earlier in the call relative to the retailing aspect of it.

The other piece of it is obviously very, very cost-optimized access points as well as very cost-optimized top of the rack switches. We do have a lot of technology today for the fiber data center switch up links. You could conceive that you could take that technology and as we’ve integrated into the converged network adapters for customers like Emulex, you could concede that that same technology will go into a trunking module for a switch, where you would have the 10 GB up links combined with a control plane processor core from TSMC into one what I call SOC for that type of market.

The third and I think important market is the imaging and printing vertical. I would tell you that we’ve had a phenomenal rate of success there. As you know everything that’s 2,000 pages per month or higher in terms of the large MFP copier markets, which is a $12 billion end market, is serviced in large by the power architecture because the early advent of those devices required a fair amount of computing and scaling type functions.

So, I think — our view is that now all the — they are all ASICs in that market, so the fact that we’ve now gotten a major, major player to pay a significant NRE to build an SOC and ASICs customized to them with our cores and their IP is testimony to the fact that we can really start to, as I said earlier, share with you over the course of this year many, many more meaningful engagements in that space, which will clearly differentiate and contribute to a nice revenue stream starting to occur in that space.

Sandy Harrison - Signal Hill Group LLC - Analyst

Okay, and then final question on a final market, I’ve read different places that the amount of code in a base station today is anywhere from 20 million to 30 million lines. And most of that code is written for the power architecture. How are you guys finding the acceptance of some of these new products in the base station markets and when do you expect to be able to talk about additional design wins in that space on top of the consumer or sort of more small to medium business that you talked about today?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

So I think the power architecture is, as you said, we completely subscribe to that view. In fact, if you look at enterprise and telco here, many studies have said that over 50%, 55% of the code that exists today is based on PowerPC and I think that — so we are already in Nokia Siemens, multiple platforms for Nokia Siemens. It’s public information and I think — I will tell you that the — as you can tell, there’s probably two or three major players from the Far East who are really making big dents into that market. We’re engaged with all of them and you should — over the next year or so, we should give you more color on kind of what we’re doing there.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

So, Sandy, most of the stuff that we’re winning with right now, all the revenue that we’re shipping and all the revenue I think we will ship this year, is all PowerPC-based. We have no other platform at this point in time.

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

So I think we — from a base station point of view, 26 million to 30 million lines of code, we wake up with that every morning and say that’s kind of where the lions’ share of kind of the market is going to be, number one.

Number two, the fact that we can actually integrate multicore, as I said, two and four and eight cores at TSMC with IP such as DSP-IP from our customer is a very similar model to what we are doing in the hardcopy space. So, expect to see that type of model emerge over the next year to year and a half.

Sandy Harrison - Signal Hill Group LLC - Analyst

Great, alright thanks for taking my questions guys.

Operator

Allan Mishan, Brigantine Advisors.

Allan Mishan - Brigantine Advisors - Analyst

A few questions for you. First, with the backlog indication you give us about the processor business, I’m assuming that’s going to be the primary driver of growth for the coming quarter. Do you also expect the transport business to grow?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

We expect them both to grow here, Allan. As we mentioned, technically we have more visibility than we have availability, okay, so there is nothing in terms of what we are seeing where we wouldn’t be arguing that we couldn’t have guided to a stronger, if you want, revenue growth except that the concerns are about the supply constraints that we’ve got right now.

Allan Mishan - Brigantine Advisors - Analyst

Okay, great. And then in the past, you had talked about a new Tier 1 switch vendor bringing on your PowerPC products and I wasn’t sure whether that was supposed to happen last quarter or this coming quarter. Is that part of guidance and is that part of the increase you saw in backlog in the processor business?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

That is part of it. That product — those line of products have already been announced and should see very, very nice growth over the next year.

Allan Mishan - Brigantine Advisors - Analyst

Okay, great. And then, you mentioned that for the CPU business, you are bringing on TSMC and you mentioned you’re also bringing on another foundry. What went into the decision to bring on that other foundry?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

Most of our customers need to see us dual sourced when we go to a new foundry from our previous foundry, which was IBM and part of — when we were with IBM, as you know, IBM and chartered having relationship and essentially the relationship entails that we can port a design within a certain period of time between the two foundries. When we engage with hardcopy customers, the typical life of hardcopy products is seven years, and essentially what they require by definition is a six- to nine-month transition plan if we were to — if one foundry or another foundry has issues. So, that’s kind of part of making sure that we are seriously capable of delivering a robust backend to them and fulfillment to them.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

So let’s be real clear on that, too, Allan. I don’t — when we say another foundry, I’m not anticipating to have any real significant volume in that other foundry as much as it is proof points and comfort levels to our customers.

Allan Mishan - Brigantine Advisors - Analyst

I see. Okay, that’s helpful. Then last question is you mentioned OTN as a driver on the last several conference calls. Can you give us an idea of how big that is in revenue terms for you, either, let’s say, last quarter or maybe just for the entire fiscal year of 2010, just so we know kind of the base that it’s coming off of?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

I don’t think so. I mean, I don’t know if I want to divide the product segments that I give into a lot more detail than what we give right now, at least at this point in time.

Allan Mishan - Brigantine Advisors - Analyst

Okay, fair enough, thanks guys.

Operator

Christian Schwab, Craig-Hallum Capital Group.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Thanks for taking my question, great quarter. On the optical transport network, just a follow-up to the previous question, do you still assume that the TAM in the last fiscal year was somewhere between $60 million and $70 million, give or take?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

For last year, I think so. For this year, I’d be surprised if it isn’t more in the $125 million to $150 million range before the year is out. But I’ll have a better feel for that in another quarter or two.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Perfect. And then, do you still believe that you guys are sitting with 55% to 60% market share within that market, give or take?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

I believe we are there and maybe even increasing, based on the amount of designs that — or the equipment announcements that are coming out right now and how many of those we appear to be in already.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Fabulous. And then, as we look out over the next four to five years, you still believe that that TAM can go to $600 million to $700 million?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

That’s what all the experts say, okay? I’ve got no reason to doubt them. SONET was at $550 million and Sonnet didn’t have some of the drivers that the OTN market will have, such as all the smartphones and smart meters and the other kinds of applications I’m seeing so, it’s very logical that it should do every bit of that kind of a number, Christian.

Christian Schwab - Craig-Hallum Capital Group - Analyst

That’s great. And then, I know that you guys have stated a couple of different goals previously and there is some moving parts potentially on the gross margin line. I think we talked about a target of 15% operating margins at $75 million and 20% operating margins, give or take, at $85 million. Is that — are we still thinking about that accurately?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

You’re still thinking about that correctly. The only thing that could affect it is if the product mix was to shift fairly significantly towards the consumer. I do think we’ll get consumer revenues this year, but I don’t see anything that would shift that abruptly for this year. So I think those numbers are — we are still tracking to it.

If you remember, we also said that somewhere between $60 million and $65 million, we would get to the 10% or 12% range and I think what we just did this quarter and are guiding to for next quarter clearly puts us on the path to be able to achieve that kind of a number so it’s a reasonably solid proof point that we’re right on the path that we’ve been telling you guys.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Exactly. And I know that it’s hard when we look out beyond a quarter or two, but I know internally the stated goal has been to get to that 18% to 20% operating margin objective sometime in 2012. Has that changed?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

It hasn’t changed. We — we’re looking right now that we have to get into double digits to kind of be a real semiconductor company. We kind of use that language among ourselves a little bit. And then, we have to get north of 15% to be in the top quartile.

So, that’s just simply the way we kind of look at it right now independent of other variables, like we believe you’ve got to grow 20%, you’ve got to be consistent, and you’ve got to have north of 15% operating margins. That’s kind of it in a nutshell. And we are working as hard as we can to get there as fast as we can.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Fabulous. And then, just on the migration to 40 nm, can you give us an update on where you sit as far as current shipments, products that should be taped out during calendar 2010? I think you guys have mentioned in the past it’s been something your customers have kind of demanded in order for them to integrate their IP themselves onto those chips.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Yes, so we won’t get a lot of revenue from stuff that we tape out this year. I mean, you sample in that, but the revenue comes the year after, but, for example, we have three, I believe it is, 40 nm tape-ups planned for this calendar quarter alone.

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

So I think to get a little more color there, given the densities and kind of the energy requirements of these boxes, if you’re not at 40 nm, it’s going to be really hard to kind of reach the mean and the scoped operating densities that carrier equipment requires over the next two years. So, we are heavily invested in it. We’ve been invested in it for the last 1.5 years, 18 months or so.

So, as I — as Bob said, this is the year of 40 nm for us in terms of new products. So, we’ll do those products and as with any other transfer product that will follow that type of lifecycle in terms of adoption and in terms of ramp.

I will also tell you, though, that there is going to be significant equipment this year that is going to be at carriers in beta with our 40 nm parts. So, there’s a bunch of our customers actually hammering us to get the stuff out to them as soon as possible and I mean we are in flight. So hopefully, I can give you more color in the October “(multiple speakers).”

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

You’ll have more announcements coming. As we mentioned, there’s three scheduled for this calendar quarter. We’ll probably do somewhere between six and eight this fiscal year.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great, and then my last question relates to Intel’s Romley processor. I think you guys have highlighted before when that launches that we could see some significant design wins pick up with Emulex and QLogic in the second half of this year. Do you believe that’s still the case?

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

Absolutely. I think, again, it’s no secret that both Emulex and QLogic are kind of clubbed into the whole Romley launch from a fiber channel over ethernet and a converged network and access perspective, and they’re both great customers of ours and have our PHY on all of their platforms.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Fabulous, no other questions, thanks.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Thank you.

Operator

(Operator Instructions). Brian Thonn, Kingdom Ridge Capital.

Chris Zepf - Kingdom Ridge Capital - Analyst

Hi guys. It’s actually Chris for Brian. Two questions. First, you mentioned the move to OTN is being made by most of the big carriers worldwide. And I realize revenues currently are small relative to where they can be a year or two from now and you don’t want to give us a number at this point. But could you give us some sense for order growth, because you gave orders in different areas of OTN, just in the ballpark of what you’re seeing? Are you seeing an inflection in orders from the smaller level at this point?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

So we mentioned that our orders doubled quarter to quarter in OTN, so I’m not sure if I’m following what you’re talking about.

Chris Zepf - Kingdom Ridge Capital - Analyst

And that’s fine. I missed that, that they doubled.

And secondly, in terms of operating leverage, as we go, you gave basically operating expense guidance for the fiscal year of operating expenses staying relatively flat. As we look out, what’s — how much operating — at what point, how much can operating margins go up in the next couple of years before you really reinvest? I mean, you see a lot of fabless semi guys with 60% gross margin growth to operating margins well north of 20% down the road.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Again, that’s way too far out for me to be honest, Brian. Right now, one quarter ago, I was at 2%. So now I’m at 8%. I’m working hard to get to the 15%, as I mentioned and we’ve already stated that our goal is really to try to get to 20% a little bit longer term.

My view right now is when I get to — closer to 15% to 20%, then I can start talking about whether or not 25% or 30% is achievable. I don’t rule anything out, but what I do remind people of is I’m not sure whether I’d rather have 25% operating margins and 20% growth or whether I’d have 20% operating margins but 30% growth. So, you know, but I’ll judge that when I get a little closer to it than what I am right now.

Chris Zepf - Kingdom Ridge Capital - Analyst

And given that there aren’t that many vendors that sell to these big carriers, is it fair to assume that the leverage as OTN ramps, the drop through in the next couple of years should be relatively high — in terms of the drop through to gross profit dollars?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

It has to be reasonably high or we can’t achieve the improvement in the profit levels that we’ve mentioned. We stated that we expected to see 35% or better.

I think if people do the math, we have to do better than 35% to get to the kinds of numbers that I’ve been talking about, but 35% is what we’ve quoted. We just did 88% last quarter, which is why I’m guiding flat this quarter because I think the two quarters will average out being in the 40%-plus range and as you know, this stuff will bounce around a little bit quarter to quarter. But, you know, again, I think we are tracking to the metrics that we told people, which is get to $75 million — or $65 million and we’ll be in the 10% to 12% range. $75 million, we’ll be at 15%; $85 million, we’ll be at the 20%.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay, thanks guys.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Okay.

Operator

Sanjay Devgan, Morgan Stanley.

Sanjay Devgan - Morgan Stanley - Analyst

Hey guys. Great job and thanks for taking my question. Just a couple of quick questions. I guess first one pertains to the sale of the 3ware patents. Can you help us understand, is that in perpetuity or is that kind of similar to the QUALCOMM patents where they lasted 11 quarters and then they fell off? How should we think about the 3ware patents long term?

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

So this will be a couple hundred K a quarter for several quarters. But this one is a little different in that it also has a profit-sharing. So as the entity that bought these realizes any kind of profits or royalties from it, we will be getting a sizable chunk of it. We’re not at liberty to talk about what it will be. But we’ll be sharing that with them, but realistically it probably, from most models that I’ve seen, takes 18 to 24 months before that begins to harvest itself. But it could be potentially significant.

Sanjay Devgan - Morgan Stanley - Analyst

Okay, so I guess the $200,000 we should model for fiscal 2011. Maybe 2012, too, or just “(multiple speakers).”

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

I have no problem with that for 2012 because, as I mentioned, we’ve got FEC and other stuff coming so, I suspect that for next year, I’m hoping to have the IP revenues be in the $1 million a quarter range, so yes, we’ll drop from the three to that kind of level. But that’s kind of my best crystal ball right now.

Sanjay Devgan - Morgan Stanley - Analyst

Thanks so much, Bob. Then, I guess a question for Paramesh. A lot has been made of OTN. You guys clearly have a dominant position in this fast-growing market. Given that it is such a fast-growing market, I was wondering if you could just comment on the competitive dynamics, what you guys are seeing. Are you seeing an increased response from some of your potential competitors or is it still pretty much you guys have free rein in this market? Any color you can shed there is greatly appreciated.

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

So, you know, 18 months ago, we kind of — I keep coming back to what we said, right. We’ve been kind of saying there’s going to be transition occurring, transition occurring. And now, it’s kind of ex post facto. The transition has already started to occur.

If you didn’t invest 18 months ago in the right density and the right type of technology, to catch up here is going to be a little hard. Can people catch up? Absolutely, they can. The key question is have they been focused on it?

It takes I’ll call it, singularity in terms of focus. It takes a certain level of — it’s a huge investment to do a 40 nm platform is a massive investment. Just to give you some color, this chip is roughly 280 million Gigs and has 240 gigabits per second of I/O and I think you’ll start to see kind of papers written on it because it is the most complex mixed-signal device in the world today at 40 nm, no holds barred.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

He’s talking about the PQX.

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

This is PQX. So, to put all that together and have it work on one die, this has got the leading-edge analog technology in terms of PHY technology with DSP plus integrated framer mapper for up to 60 gigs in one chip. It’s a phenomenal amount of engineering. Right?

So, can other people do it? I’m sure there’s probably only one or two teams in the world who can do it, so you can draw your appropriate conclusions from that in terms of focus, what they are doing.

Sanjay Devgan - Morgan Stanley - Analyst

Okay, that’s very helpful. Thank you so much and congratulations.

Paramesh Gopi - Applied Micro Circuits Corporation - President, CEO

Thanks.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Thank you.

Operator

There are no other questions at this time. I would now like to turn the call back over to Mr. Robert Gargus.

Robert Gargus - Applied Micro Circuits Corporation - SVP, CFO

Thank you. We’d like to thank all of you for your participation today. There will be an audio replay of this call available on the investor relations section of our website. You can also access the audio replay of this conference call by calling 888-286-8010 and entering the reservation number 55983327. We will also file a copy of this script in an 8-K with the SEC in the next few days.

Please feel free to call me if you have any additional questions. And again, thank you for your participation on the call today and have a nice evening.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.